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                                   EXHIBIT 5

                              OPINION RE LEGALITY


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[GRAY CARY WARE & FREIDENRICH LETTERHEAD]

                                January 18, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE: KLA INSTRUMENTS CORPORATION - REGISTRATION STATEMENT ON FORM S-8 REGISTERING SHARES ISSUABLE UNDER CERTAIN INDIVIDUAL STOCK OPTION AGREEMENTS, THE SECOND AMENDED AND RESTATED 1981 EMPLOYEE STOCK PURCHASE PLAN AND THE 1982 STOCK OPTION PLAN

Ladies and Gentlemen:

         As legal counsel for KLA Instruments Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,903,229 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the 37 individual Metrologix, Inc. Employee Stock Option Agreements assumed by KLA Instruments Corporation (the "Agreements"), the KLA Instruments Corporation Second Amended and Restated 1981 Employee Stock Purchase Plan and the 1982 Stock Option Plan (collectively the "Plans").

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States.


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Securities and Exchange Commission
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         As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the 1,903,229 shares of Common Stock which may be issued upon exercise of options and purchase rights granted under the Agreements and the Plans are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Agreements and the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                         Respectfully submitted,


                                         /s/ Gray Cary Ware & Freidenrich

                                         GRAY CARY WARE & FREIDENRICH
                                         A Professional Corporation


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